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                                                                EXHIBIT 5.1


                    [SACHNOFF & WEAVER, LTD. LETTERHEAD]



                                                        October 4, 1996

Superior Consultant Holdings Corporation
4000 Town Center
Suite 1100
Southfield, MI  48075

Dear Ladies and Gentlemen:

        We have acted as counsel to Superior Consultant Holdings Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission"), relating to the sale of up to 2,472,500 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share. We have examined the Registration Statement and the form of the Underwriting Agreement filed with the Commission as an exhibit to the Registration Statement (the "Underwriting Agreement"). In addition, we have reviewed such other documents and records of corporate proceedings, and have made such further investigations, as we have deemed necessary to enable us to express the opinion hereinafter set forth.

        We hereby advise you that in our opinion the Shares have been duly authorized by the Company and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                    Very truly yours,

                                    /s/ Sachnoff & Weaver, Ltd.

                                    SACHNOFF & WEAVER, LTD.

JAS/WED